Exhibit 16.1

April 26, 2017

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

The Company filed an 8K on April 21, 2017 which was not provided to us for our review before the filing. We disagree with the contents (Para 1) of the 8K filed on April 21, 2017. We have been provided with an amended 8K/A dated April 24, 2017, through which we came to know about our termination as the auditor. We have read the statements of the Company, included under Item 4.01 of its Form 8-K/A and agree with such statements concerning our firm contained in Item (a) on page 1 therein except the following. We have no basis to agree or disagree with other statements of the registrant contained therein.

The Company engaged us as the auditor on August 29, 2016, to audit the financial statements for the year ended June 30, 2016. Prior to our engagement as the auditor, the Company filed its 10K for the year ended June 30, 2015 on October 13, 2015. The 10K contained the financial statement audited by another auditor, reflecting the total assets of $193,640,490. Subsequently on May 23, 2016, the Company filed a 10Q for the period ended March 31, 2016. The financial statements included in the 10Q for the period ended March 31, 2016, reviewed by another auditor, showed the total assets of $28,059,642, thereby showing the total impairment of $44,892,912 and the total loss on disposal of assets amounting $61,347,381. We did not agree with the Company that the entire loss (Impairment as well as loss on disposal) of $106,240,293 occurred in the nine-month period ended June 30, 2016. We believe that the impairment of these assets did not occur instantly in the period ended March 31, 2016, but occurred prior to July 1, 2015. Therefore, all the prior financial statements (audited as well as reviewed) and filed with the Securities and Exchange Commission, should be re-evaluated based upon actual valuation of the assets on each Balance Sheet date, and be restated to reflect the assets at the impaired amounts. We believe that the impairment expenses related to these assets should have been recorded in the respective periods when the impairments actually occurred. We had communicated this matter to the management of the company and had suggested to the management to engage an independent valuation firm to value the assets of the company in the prior periods, to evaluate the true value of impairment in each period. To the date of our termination, we had not received a final valuation report from an independent valuation Company. Therefore, we were unable to finish the audit.

KSP Group, Inc.

Los Angeles, CA